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                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED
                        Computation of Earnings Per Share
                                   (unaudited)

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
                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                             JUNE 30,                           JUNE 30,
(In thousands, except per share data)                 2003              2002              2003             2002
                                                    ---------         ---------        ---------         ---------
Net income                                          $     787         $     289        $     589         $     160
Dividends and accretion on preferred stock                (89)              (89)            (179)             (179)
                                                    ---------         ---------        ---------         ---------
Net income (loss) available to common
   shareholders                                     $     698         $     200        $     410         $     (19)
                                                    =========         =========        =========         =========

Shares:
   Basic - Weighted average common shares
     outstanding                                        5,737             5,626            5,706             5,615
   Dilutive effect of outstanding options and
     warrants as determined by the treasury
     stock method                                         310                 -              191                 -
                                                    ---------         ---------        ---------         ---------
   Dilutive - Weighted average common and
     common equivalent shares outstanding               6,047             5,626            5,897             5,615
                                                    =========         =========        =========         =========

Net loss per common and common equivalent share:
     Basic                                          $    0.12         $    0.04        $    0.07         $       -
                                                    =========         =========        =========         =========
     Diluted                                        $    0.12         $    0.04        $    0.07         $       -
                                                    =========         =========        =========         =========
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